CERTIFICATE OF DESIGNATION

of

Series B Convertible Participating Preferred Stock

of

Sento Corporation

Sento Corporation, a Utah corporation (the “Corporation”), certifies that pursuant to the authority contained in its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), the board of directors of the Corporation (the “Board of Directors”) has duly adopted the following recitals and resolution:

WHEREAS, Article III of the Articles of Incorporation provides that the Corporation may issue preferred stock, no par value (“Preferred Stock”), from time to time in one or more series or classes, having such voting powers and such designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions, as the Board of Directors determines;

WHEREAS, pursuant to Article III of the Articles of Incorporation and in accordance with the provisions of Section 602 of the Utah Revised Business Corporation Act, the Board of Directors has adopted the following resolution creating a series of its Preferred Stock, designated as Series B Convertible Participating Preferred Stock;

RESOLVED, that a series of the class of authorized Preferred Stock, no par value, of the Corporation be hereby created, and that the voting powers and designation, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Series B Convertible Participating Preferred Stock

Section 1.             Designation and Amount. The shares of such series of preferred stock shall be designated as the Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”) and the number of shares initially constituting such series shall be 6,800, which number may be increased or decreased by the Board of Directors without a vote of shareholders; provided, however, that (a) no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares of Series B Preferred Stock then outstanding plus the number of shares of Series B Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants for, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series B Preferred Stock, and (b) no increase shall raise the number of shares of Series B Preferred Stock to a number greater than the total number of shares of Series B Preferred Stock authorized for designation as Series B Preferred Stock. The purchase price of the Series B Preferred Stock shall be $975.87 per share of Series B Preferred Stock (“Purchase Price”).

Section 2.             Rank. The Series B Preferred Stock shall, with respect to rights upon a Liquidation, Sale or Change of Control, rank (i) senior to all classes of Common Stock and each other class or series of capital stock the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to rights upon a Liquidation, Sale or Change of Control (collectively with the Common Stock, the “Junior Stock”), (ii) on a parity with shares of Series B Preferred Stock issued after the Original Issue Date and each other class or series of capital stock the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to rights upon a Liquidation, Sale or Change of Control (collectively, the “Parity Stock”), and (iii) junior to Series A Preferred Stock and to each series of Preferred Stock created by the Corporation after the Original Issuance Date in accordance with the special voting rights set forth in Section 3(b) hereof, the terms of which expressly provide that such series will rank senior to the Series B Preferred Stock as to rights upon a Liquidation, Sale or Change of Control (collectively, the “Senior Stock”).

Section 3.             Voting Rights of Series B Preferred Stock. (a) Ordinary Voting Rights. Except as provided in Sections 3(b) or 9(a), or by law, the Series B Preferred Stock shall not be entitled to vote at any meeting of shareholders of the Corporation. Each holder of the Series B Preferred Stock shall, however, be entitled to notice of any shareholders’ meeting in accordance with the Articles of Incorporation and bylaws of the Corporation (the “By-laws”) in the same manner as holders of the Common Stock.

(b) Special Voting Rights. The Corporation shall not, without having obtained the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of, or add any provision to, the Articles of Incorporation, the Bylaws or, other than as expressly authorized herein, this Certificate of Designation, (ii) issue any shares of Series B Preferred after the Original Issue Date, (iii) authorize or issue any new class or classes or series of Senior Stock, Parity Stock, or any other capital stock having any preference or priority as to liquidation preference or assets superior to or on parity with the preferences and priorities of the Series B Preferred Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to liquidation preference or assets superior to or on parity with the preferences and priorities of the Series B Preferred Stock, (iv) undertake or agree to undertake any reorganization, Liquidation or similar transaction involving the Corporation, or the initiation of any proceeding therefor, (v) purchase or redeem any capital stock of the Corporation, except for the Series B Preferred Stock under this Certificate of Designation, (vi) take any of the actions described in Sections 7(c)(i), 7(d) or 7(e) or (vii) engage in any Transaction. In voting upon any action set forth in this Section 3(b), each share of Series B Preferred Stock shall have a number of votes equal to the number of votes to which the Common Stock into which it is convertible would have been entitled if such shares of Common Stock had been outstanding at the time of the record date for the matter to be voted upon. Each holder of the Series B Preferred Stock shall be entitled to an aggregate number of votes with respect to its Series B Preferred Stock determined in accordance with the previous sentence and rounded down to the nearest whole number.

Section 4.             Liquidation; Sale or Change of Control. (a) Not less than 30 days prior to a Liquidation or a Sale, the Corporation, shall give written notice to all holders of Series B Preferred Stock, describing the nature and anticipated date of completion or consummation of the Liquidation or Sale. As soon as practicable, but in any event not more than ten days after a Change of Control, the Corporation shall give written notice to all holders of Series B Preferred Stock, identifying the Person which has acquired Voting Stock of the Corporation and the amount of Voting Stock acquired by such Person, and specifying a date, which shall be no more than 30 days after the date of such notice, for the redemption of all of the shares of the Series B Preferred Stock (the “Change of Control Redemption Date”).

(b) Liquidation Procedures. In the event of a Liquidation, after payment or provision for payment of the Corporation’s debt obligations and liquidating payment obligations on any Senior Stock,

the holders of shares of Series B Preferred Stock (i) before any distribution or payment is made upon any Junior Stock, shall be paid in cash in full an amount equal to the Purchase Price (regardless of how any such shares of Series B Preferred Stock were acquired, whether pursuant to Section 5(a) or otherwise), plus any accrued but unpaid dividends (the “Liquidation Preference”), and (ii) shall participate as a single class with the Common Stock, on an as-converted basis, in any distribution or payment made upon the Common Stock. If, upon any Liquidation, the net assets of the Corporation distributable among the holders of all outstanding Series B Preferred Stock and Parity Stock shall be insufficient to permit the payment in full of the then Liquidation Preference of the Series B Preferred Stock and of all liquidating payments on all Parity Stock, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debt obligations and liquidating payment obligations on Senior Stock shall be distributed among the holders of the Series B Preferred Stock and any Parity Stock ratably in proportion to the full preferential amounts that would otherwise be payable on such shares of Series B Preferred Stock and such Parity Stock.

(c) Sale Procedures. In the event of a Sale, as a condition to the consummation of the Sale, lawful and adequate provision shall be made so that, upon consummation of the Sale, the holders of the Series B Preferred Stock (i) before any distribution or payment is made upon any Junior Stock, shall be paid in cash in full an amount equal to the Liquidation Preference, and (ii) shall participate as a single class with the Common Stock, on an as-converted basis, in any distribution or payment (whether stock or other securities, cash or other property) made upon the Common Stock. In addition, if the Common Stock is to remain outstanding after the Sale, upon consummation of the Sale, all of the shares of Series B Preferred Stock shall be converted into shares of Common Stock at the Conversion Price in effect (without taking into account any adjustment resulting from the Sale) immediately prior to the consummation of the Sale.

(d) Change of Control Procedures. In the event of a Change of Control, on the Change of Control Redemption Date, the Corporation shall pay to the holders of the Series B Preferred Stock in cash in full an amount equal to the Liquidation Preference and all of the shares of Series B Preferred Stock shall be converted into shares of Common Stock at the Conversion Price in effect immediately prior to the Redemption Date. If the Corporation is unable or shall fail to discharge any obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to this Section 4(d) (the “Change of Control Redemption Obligation”), the Change of Control Redemption Obligation shall be discharged by the Corporation as soon as it has funds Legally Available. If and for so long as any Change of Control Redemption Obligation shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series B Preferred Stock) or (ii) declare any dividend or make any distribution on Junior Stock, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock. In the case of any redemption pursuant to this Section 4(d), dividends on the shares of Series B Preferred Stock being subject to redemption shall cease to accumulate on the Change of Control Redemption Date, and no holder shall thereafter have any rights in respect of such shares of Series B Preferred Stock, except the right to receive the Redemption Price on surrender to the Corporation of the certificates representing such shares and the voting rights described in Section 9(a). Any shares of Series B Preferred Stock which shall have been redeemed pursuant to this Section 4(d) shall be canceled and shall not be reissued as shares of Series B Preferred Stock.

Section 5.             Dividends. (a) Coupon. To the extent that funds shall be legally available to do so under Section 640 of the Utah Revised Business Corporation Act (“Legally Available”), the Corporation shall pay semi-annual, cumulative dividends of $58.55 per share (i.e. at the annual rate of $117.10 per share) with respect to each share of Series B Preferred Stock. Such dividends shall be payable in cash or, at the election of the Corporation, in additional shares of Series B Preferred Stock (with the number of dividend shares issuable per share of Series B Preferred Stock equal to the cash amount of the dividend divided by the Purchase Price). Such dividends shall be paid on the last Business Day of each June and December. If any such dividends are not paid on the specified date (even if the reason for such failure is that funds are not Legally Available for the declaration of dividends), the entitlement of the holders of shares of Series B Preferred Stock to receive such dividends shall be cumulative.

(b) Participating Dividends. In the event the Board of Directors shall declare a dividend or a distribution (whether of evidences of indebtedness of the Corporation, cash, assets or securities) payable upon the then outstanding shares of Common Stock, other than in a manner described in Section 7(a)(i) through 7(a)(iii), the Board of Directors shall declare at the same time a dividend or distribution, as the case may be, upon the then-outstanding shares of Series B Preferred Stock, payable at the same time and in like kind as the dividend or distribution paid on the Common Stock, in an amount per share of Series B Preferred Stock equal to the amount that would have been payable on the number of shares of Common Stock into which each share of Series B Preferred Stock would have been converted if the Series B Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 6 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(c) All dividends payable on the Series B Preferred Stock shall be payable to the holders of record of such shares of Series B Preferred Stock at the close of business on the corresponding Dividend Record Date. The holder of record of a share of Series B Preferred Stock on a Dividend Record Date shall be entitled to receive such dividends with respect to such share of Series B Preferred Stock, notwithstanding the conversion or redemption of such share after such Dividend Record Date and prior to the time such dividends are paid.

Section 6.             Conversion. (a) Optional Conversion of the Series B Preferred Stock. The Series B Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time, in whole or in part, into fully paid and non-assessable shares of Common Stock. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder (i) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and (ii) a new certificate representing the shares of Series B Preferred Stock which were not converted, if any.

(b) Automatic Conversion. Upon the closing of a Public Offering, the Series B Preferred Stock shall automatically be converted into Common Stock of the Corporation.

(c) Conversion Ratio. In case of conversion under Section 6(a) above, each share of Series B Preferred Stock shall be convertible into a number of shares of Common Stock equal to the then Liquidation Preference divided by the Conversion Price in effect at the time of conversion. In case of conversion under Section 6(b) above, each share of Series B Preferred Stock shall be convertible into a number of shares of Common Stock equal to the then Liquidation Preference divided by the Conversion Price in effect on the last business day immediately before the closing of the Public Offering.

(d) Date of Conversion. Any conversion pursuant to this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the holder of such shares of Common Stock on such date.

(e) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock as may be issued upon conversion of all outstanding shares of Series B Preferred Stock not previously converted.

(f) Cancellation of Shares. All shares of Series B Preferred Stock which shall have been converted pursuant to this Section 6 shall no longer be deemed to be outstanding and shall be canceled and shall not be reissued as shares of Series B Preferred Stock.

(g) No Charge. The issuance of certificates for shares of Common Stock upon conversion of shares of the Series B Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock converted.

(h) No Fractional Shares. No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series B Preferred Stock, the Corporation shall pay an amount in cash based upon the then Market Price of the Common Stock.

Section 7.             Adjustments. (a) Stock Dividends, Subdivisions and Combinations. If at any time the Corporation shall:

(i) issue or deliver any shares of Common Stock as a result of the declaration or payment of a dividend of Common Stock payable in, or other distribution to holders of Common Stock of, shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the Conversion Price then in effect shall be adjusted to equal (1) the Conversion Price in effect immediately prior to such event multiplied by the number of shares of Common Stock for which the Series B Preferred Stock is convertible immediately prior to the adjustment, divided by (2) the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which the Series B Preferred Stock is convertible immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

(b) Extraordinary Dividends and Distributions. If at any time the Corporation shall distribute to all holders of its outstanding Common Stock evidences of indebtedness of the Corporation, cash or assets or securities other than the Common Stock (any such evidences of indebtedness, cash, assets or securities, the “Assets”), and despite the provisions of Section 5(b) hereof, the holders of Series B Preferred Stock do not participate in such distribution, then, in each case, the Conversion Price then in effect shall be reduced to a price determined by multiplying such Conversion Price by a fraction,

(i) the numerator of which shall be the Market Price in effect immediately prior to the distribution less the value of such Assets applicable to one share of Common Stock at the time of the distribution, and

(ii) the denominator of which shall be such Market Price immediately prior to the distribution.

Any adjustment required by this Section 7(b) shall be made whenever any such distribution is made, and shall be retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(c) Issuance of Additional Shares of Common Stock.

(i) If at any time after the date hereof the Corporation shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock without consideration or in exchange for consideration in an amount per Additional Share of Common Stock less than the Conversion Price of such securities at the time the Additional Shares of Common Stock are issued, then the Conversion Price then in effect shall be reduced to a price determined by multiplying such Conversion Price by a fraction,

(1) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Market Price, and

(2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale; and

(ii) The provisions of paragraph (i) of this Section 7(c) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 7(a).

(d) Issuance of Warrants or Other Rights. If at any time after the date hereof the Corporation shall take a record of holders of Common Stock for the purpose of entitling them to receive a distribution of (and the holders of Series B Preferred Stock do not participate in such distribution, despite the provisions of Section 5(b) hereof), or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities, whether or not such rights thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such Convertible Securities shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale then the Conversion Price shall be adjusted as provided in Section 7(c) on the basis that the maximum number of shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding and the Corporation shall have received all of the consideration payable therefor, if any, as of the date of the actual issuance of such warrants or other rights. No further adjustments of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such warrants or other rights or upon the actual issuance of such Common Stock upon such conversion or exchange of such Convertible Securities.

(e) Issuance of Convertible Securities. If at any time the Corporation shall take a record of the holders of Common Stock for the purpose of entitling them to receive a distribution of (and the holders of Series B Preferred Stock do not participate in such distribution, despite the provisions of Section 5(b) hereof), or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section 7(c) on the basis that the maximum number of shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding and the Corporation shall have received all of the consideration payable therefor, if any, as of the date of actual issuance of such Convertible Securities. No adjustment of the Conversion Price shall be made under this Section 7(e) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 7(d). No further adjustments of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and, if any issuance or sale of such Convertible Securities is made upon exercise of any warrant or other right to subscribe for or to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 7, no further adjustments of the Conversion Price shall be made by reason of such issuance or sale.

(f) Superseding Adjustment. If, at any time after any adjustment of the Conversion Price shall have been made pursuant to Section 7(d) or 7(e) as the result of any issuance of warrants, rights or Convertible Securities,

(i) such warrants or rights, or the right of conversion or exchange in such other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised, or

(ii) the consideration per share for which shares of Common Stock are issuable pursuant to such warrants or rights, or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an increase in such consideration per share upon the occurrence of a specified date or event, then such previous adjustment shall be rescinded and annulled and the shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such warrants or rights or other Convertible Securities effective as of the date of such previous adjustment on the basis of

(A) treating the number of shares of Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and

(B) treating any such warrants or rights or any such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of Common Stock or other property are issuable under such warrants or rights or other Convertible Securities, whereupon a new adjustment of the Conversion Price shall be made effective as of the date of such previous adjustment, which new adjustment shall supersede the previous adjustment so rescinded and annulled. Any reduction in the number of shares of Common Stock into which the Series B Preferred Stock is convertible as a result of this Section 7(f) shall be applied in its entirety to the number of shares of Common Stock into which the Series B Preferred Stock is convertible as of the date such new adjustment is made.

(g) Consolidation, Merger, Sale of Assets, Reorganization, etc. In case at any time the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or changed into or exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the “Transaction”) then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that (i) the holders of the Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series B Preferred Stock, the stock and other securities, cash and property to which such holders would have been entitled upon the consummation of the Transaction if they had converted the Series B Preferred Stock immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible (as determined in good faith by the Board of Directors) to the adjustments provided for in Section 7, and (ii) the other rights and preferences of the Series B Preferred Stock continue in effect for so long as neither such conversion right nor the rights contemplated by Section 8 hereof are exercised.

(h) Other Dilutive Events. If any event occurs as to which Section 7 is not strictly applicable or, if strictly applicable, would not fairly and adequately protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then there shall be made such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary to protect such conversion rights as aforesaid.

(i) Other Provisions Applicable to Adjustments under this Section 7. The following provisions shall be applicable to the making of adjustments to the Conversion Price provided for in this Section 7:

(i) Computation of Consideration. To the extent that any shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities shall be issued for cash consideration, the cash received by the Corporation therefor shall be the amount of consideration received by the Corporation therefor, or, if such shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and including any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such non-cash consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in accordance with clause (b)(ii) of the definition of Market

Price in Section 11 (their “Fair Value”). In case any shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase such shares of Common Stock or Convertible Securities shall be issued in connection with any merger in which the Corporation issues any such securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by an independent investment banking firm retained by the Corporation which may be an independent investment banking firm regularly retained by the Corporation, of such portion of the assets and business of the nonsurviving corporation as such firm shall determine to be attributable to such shares of Common Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for any shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights plus the additional consideration payable to the Corporation upon exercise of such warrants or other rights. The consideration for any shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration, if any, received by the Corporation for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class or series of stock other than Common Stock, the Corporation shall be deemed to have received for such shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

(ii) Computation of Asset Value. To the extent that any Assets shall be distributed to all holders of the Corporation’s outstanding Common Stock in cash, the value of such Assets shall be the amount of cash so distributed, or, if such Assets are securities offered by the Corporation for subscription, the subscription price, or if such Assets are securities sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case adding any accrued interest or dividends and any compensation, discounts or expenses paid or incurred by the Corporation in connection therewith). To the extent that the Corporation shall so distribute Assets other than cash, except as herein otherwise expressly provided, then the value of such Assets shall be deemed to be Fair Value of such Assets at the time of such distribution.

(iii) When Adjustment to Be Made. The adjustments required by this Section 7 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 7(a)) up to but in no event beyond the date of conversion if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Series B Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7 and not previously made, would result in an adjustment at least equal to such minimum amount, or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(iv) Fractional Interest; Rounding. In computing adjustments under this Section 7, fractional interests in Common Stock shall be taken into account to the nearest 1/10th of a share, and adjustments in the Conversion Price shall be made to the nearest $.01.

(v) When Adjustment Not Required. If the Corporation shall take a record of the holders of its Common Stock or Preferred Stock for the purpose of entitling them to receive subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to deliver such subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(vi) Shareholder Rights Plan. If and when the rights issued pursuant to that certain Rights Agreement dated June 3, 2005 between the Corporation and American Stock Transfer & Trust Company (the “Series A Rights Agreement”) to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Series A Preferred Stock (the “Series A Rights”) become exercisable, the holders of Series B Preferred Stock shall be deemed to have acquired and have the right to exercise the number of Series A Rights per share of Series B Preferred Stock equal to the number of shares of Common Stock then issuable upon conversion of each share of Series B Preferred Stock. The Series A Rights deemed issued to the holders of Series B Preferred Stock shall be entitled to all of the rights, preferences and privileges granted to the Series A Rights under the Series A Rights Agreement, without conversion of any shares of Series B Preferred Stock or any other action on the part of the holders of Series B Preferred Stock. No adjustment under Sections 7(d) or 7(e) shall be made when the Series A Rights become exercisable or are exercised.

(j) Notice of Adjustment. Whenever the Conversion Price shall be adjusted pursuant to Section 7, the Corporation shall forthwith prepare a certificate to be executed by the chief financial officer of the Corporation setting forth, in reasonable detail, the event requiring the adjustment, the method by which the adjustment was calculated, the number of shares of Common Stock for which the Series B Preferred Stock is convertible and the Conversion Price after giving effect to such adjustment or change. The Corporation shall promptly cause a signed copy of such certificate to be delivered to the holders of the Series B Preferred Stock. The Corporation shall keep at the office of the Corporation copies of all such certificates and cause the same to be available for inspection during normal business hours by the holders of the Series B Preferred Stock.

(k) Shareholder Approval of Certain Adjustments. Notwithstanding any other provision of this Certificate of Designation to the contrary, the adjustments contained in Sections 7(c), 7(d) and 7(e) shall not be made by the Corporation unless this Certificate of Designation (specifically including Sections 7(c), 7(d) and 7(e)) shall have been first approved by the holders of the Common Stock.

Section 8.             Redemption. (a) Mandatory Redemption. On the third anniversary of the Original Issuance Date, the Corporation shall, by written notice to all holders of Series B Preferred Stock (a “Redemption Notice”), offer to purchase all of the outstanding shares of Series B Preferred Stock, to the extent it shall have funds Legally Available, at a purchase price equal to 115% of the then effective Liquidation Preference (the “Redemption Price”).

(b) Redemption Procedures. For a period of 15 days after the Redemption Notice is given under Section 8(a), a holder of Series B Preferred Stock may elect to exercise its redemption right pursuant to this Section 8 by mailing written notice to the Corporation by certified mail, return receipt requested, specifying (i) that such holder is accepting the Corporation’s offer contained in the Redemption Notice, and (ii) the number of shares of Series B Preferred Stock to be subject to such redemption. The Corporation shall, within 30 days of receipt of such notice, deliver to such holder a notice specifying the date set for such redemption, which date shall be no more than 30 days after the date of such notice (the “Mandatory Redemption Date”). If the funds Legally Available to the Corporation shall be insufficient for it to purchase all of the shares of Series B Preferred Stock which it may be required to purchase pursuant to this Section 8, the Corporation shall purchase shares of Series B Preferred Stock tendered by each holder ratably in the proportion which the shares tendered by such holder bears to the total amount of shares of Series B Preferred Stock tendered by all of the holders of Series B Preferred Stock.

(c) No Parity or Junior Stock Redemption. If the Corporation is unable or shall fail to discharge any obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to this Section 8 (the “Mandatory Redemption Obligation”), the Mandatory Redemption Obligation shall be discharged by the Corporation as soon as it has funds Legally Available. If and for so long as the Mandatory Redemption Obligation shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series B Preferred Stock) or (ii) declare any dividend or make any distribution on Junior Stock, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock. In the case of any redemption pursuant to this Section 8, unless the Corporation defaults on the payment in full of the redemption price, dividends on the shares of Series B Preferred Stock being redeemed shall cease to accumulate on the applicable Mandatory Redemption Date (or, if later, the date such shares are actually redeemed), and no holder shall thereafter have any rights in respect of such shares of Series B Preferred Stock, except the right to receive the Redemption Price on surrender to the Corporation of the certificates representing such shares. Any shares of Series B Preferred Stock which shall have been redeemed pursuant to this Section 8 shall be canceled and shall not be reissued as shares of Series B Preferred Stock.

(d) No Impairment. In anticipation of its obligation to redeem shares of Series B Preferred Stock pursuant to this Section 8, the Corporation shall use its best efforts to manage its business and affairs so that funds will be Legally Available for such redemption. The Corporation shall not, by act or omission, avoid or seek to avoid its redemption obligations under this Section 8, but will at all times in good faith take such action as shall be reasonably necessary or appropriate in order to protect the redemption right of the holders of shares of Series B Preferred Stock against impairment.

(e) Redemption Rights Not Exclusive. The right of the holders of Series B Preferred Stock to redeem shares of Series B Preferred Stock under this Section 8 are not exclusive and may be exercised by the holders of Series B Preferred Stock in their discretion. If any holder of Series B Preferred Stock shall fail to exercise any right granted in this Section 8, such failure shall not preclude the exercise by such holder of any other rights under this Certificate of Designation, including without limitation the right to receive payments or distributions under Section 4.

Section 9.             Remedies. (a) If the Corporation fails to meet any Redemption Obligation, then the holders of the Series B Preferred Stock shall have the rights specified in this Section 9 (in addition to any contractual rights they may have).

(i) The Series B Preferred Stock shall vote with the Common Stock as a single class, at each meeting of shareholders of the Corporation (and in connection with all written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Each share of Series B Preferred Stock shall have a number of votes equal to the number of votes to which the Common Stock into which it is convertible would have been entitled if such shares of Common Stock had been outstanding at the time of the record date for the matter to be voted upon. Each holder of the Series B Preferred Stock shall be entitled to an aggregate number of votes with respect to its Series B Preferred Stock determined in accordance with the previous sentence and rounded down to the nearest whole number.

(ii) The holders of the Series B Preferred Stock shall have the right, by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock, to elect to the Board of Directors a number of directors (rounded down to the nearest whole number) in the same proportion as (x) the number of shares of Common Stock into which the Series B Preferred Stock may then be converted bears to (y) the total number of shares of Common Stock of the Corporation then outstanding (the “Series B Directors”).

(b) The ordinary voting rights of the holders of Series B Preferred Stock and their right to elect the Series B Directors, described in Section 9(a), shall continue until the unsatisfied Redemption Obligation giving rise to such rights is cured or waived by the holders of a majority of the shares of Series B Preferred Stock then outstanding, at which time such rights shall terminate. During any period of time in which a Redemption Obligation shall remain unsatisfied, the business and affairs of the Corporation shall be managed in a manner reasonably calculated to maximize the amount of funds Legally Available to satisfy such Redemption Obligation.

Section 10.          Definitions. As used herein, the following terms shall have the meanings shown below:

Additional Shares of Common Stock: all shares (including treasury shares) of Common Stock issued or sold by the Corporation after the Original Issuance Date, whether or not subsequently reacquired or retired by the Corporation, other than (a) shares of Common Stock issued upon the exercise of the Warrant or conversion of the Series B Preferred Stock; (b) shares of Common Stock issued upon exercise of options granted pursuant to the Company Stock Plans and outstanding on the Original Issuance Date; (c) shares of Common Stock issued upon exercise of warrants granted to Silicon Valley Bank and outstanding on the Original Issuance Date; (d) up to 250,000 shares issued and sold after the Original Issuance Date, or issued and sold upon the exercise of options granted after the Original Issuance Date, pursuant to the Company Stock Plans; or (e) shares issued or sold to Purchaser or its Affiliates.

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, and with respect to a natural person shall include any child, stepchild, grandchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Articles of Incorporation: has the meaning specified in the first paragraph of this Certificate of Designation.

Assets: has the meaning specified in Section 7(b).

Board of Directors: has the meaning specified in the first paragraph of this Certificate of Designation.

Bylaws: has the meaning specified in Section 3(a).

Business Day: shall mean a day which is not a Saturday, Sunday or day on which banking institutions in New York are authorized or required to close.

Change of Control: shall have occurred if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Purchasers and their Affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such rights is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Corporation.

Change of Control Redemption Date: has the meaning specified in Section 4(a).

Change of Control Redemption Obligation: has the meaning specified in Section 4(d).

Common Stock: the Corporation’s common stock, $0.25 par value, as constituted on the date hereof, any stock into which the foregoing shall have been changed or any stock resulting from any reclassification of the foregoing, and all other stock of any class or series (however designated) of the Corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, provided that the term “Common Stock” shall not include the Series B Preferred Stock issued to the Purchasers on the Original Issuance Date.

Company Stock Plans: means the Stock Option Plan of the Corporation and the Employee Stock Purchase Plan of the Corporation, or any other stock option plans adopted by the Board of Directors, as such plans may be amended from time to time.

Conversion Price: $2.093, as adjusted from time to time pursuant to Section 7.

Convertible Securities: any evidences of indebtedness, shares of stock (other than Common Stock and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

Corporation: has the meaning specified in the first paragraph of this Certificate of Designation.

Dividend Record Date: means such date as shall be fixed as the record date for such dividend by the Board of Directors.

Fair Value: has the meaning specified in Section 7(i)(i).

Junior Stock: has the meaning specified in Section 2.

Legally Available: has the meaning specified in Section 5(a).

Liquidation: means any voluntary liquidation, dissolution or winding up of the Corporation, other than in connection with a Sale.

Liquidation Preference: has the meaning specified in Section 4(b).

Mandatory Redemption Date: has the meaning specified in Section 8(b).

Mandatory Redemption Obligation: has the meaning specified in Section 8(c).

Market Price: on any date specified herein, (a) in the case of securities that have an existing public trading market, the amount per security equal to (i) the last sale price of such security,

regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the same are then listed or admitted to trading (including without limitation the Nasdaq Global Market and Nasdaq Global Select Market), or (ii) if such security is not then listed or admitted to trading on any national securities exchange, the average of the reported closing bid and asked prices thereof on such date as published by the National Quotation Bureau, Incorporated or any successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Corporation, and (b) in the case of securities that do not have an existing public trading market and in the case of other property, the higher of (i) the book value thereof as determined by agreement between the Corporation and the holder, or if the Corporation and the holder fail to agree, by any firm of independent public accountants of recognized standing selected by the Board of Directors, as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made and (ii) the fair value thereof (w) determined by an agreement between the Corporation and the holder or (x) if the Corporation and the holder fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by the holder, either of which firms may be an independent investment banking firm regularly retained by the Corporation or the holder or (y) if the Corporation or the holder shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the holders or the Corporation, as the case may be, determined solely by the firm so retained or (z) if the firms so retained by the Corporation and by such holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms and which is not a regular investment banking firm of the Corporation or any such holder.

Original Issuance Date: shall mean the first date on which any shares of Series B Preferred Stock are issued.

Parity Stock: has the meaning specified in Section 2.

Person: shall be construed broadly and shall include an individual, a partnership, a limited liability corporation, a corporation, a trust, a joint venture, an unincorporated organization or other entity or a government or any department or agency thereof.

Preferred Stock: has the meaning specified in the second paragraph of this Certificate of Designation.

Public Offering: means an underwritten public offering of shares of Common Stock of the Corporation at an offering price more than 200% of the Conversion Price (in effect on the Business Day immediately preceding the consummation of such offering) in a transaction with aggregate proceeds to the Corporation of more than $10,000,000; provided, at the election of the holders thereof, up to 25% of such publicly offered shares shall consist of shares of Common Stock issued upon conversion of the Series B Preferred Stock.

Purchasers: “Purchasers,” as defined in the Series B Stock Purchase Agreement.

Purchase Price: has the meaning specified in Section 1.

Redemption Notice: has the meaning specified in Sections 8(a).

Redemption Price: has the meaning specified in Section 8(a).

Sale: shall mean the consolidation or merger of the Corporation with or into, another Person, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Corporation’s assets to any Person, or the consolidation or merger of any Person with or into the Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities, or other property, other than any such transaction where (a) the outstanding Voting Stock of the Corporation is converted into or exchanged for Voting Stock of the surviving or transferee Person or its parent corporation, and (b) the shareholders of the Corporation immediately prior to such transaction own more than 50% of the Voting Stock of the surviving person.

Senior Stock: has the meaning specified in Section 2.

Series B Directors: has the meaning specified in Section 9(a).

Series B Preferred Stock: has the meaning specified in Section 1.

Series B Stock Purchase Agreement: means that certain Series B Convertible Participating Preferred Stock Purchase Agreement dated December 6, 2006, as amended by the First Amendment dated December 20, 2006, by and among the Corporation and the Purchasers.

Transaction: has the meaning specified in Section 7(g).

Voting Stock: means at any time with respect to any Person shares of any class of capital stock of such Person which are then entitled to vote generally in the election of directors.

Warrants: shall mean the Warrants purchased from the Corporation by the Purchasers pursuant to the Series B Stock Purchase Agreement.

IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under penalty of perjury this 20th day of December, 2006.

SENTO CORPORATION

a Utah corporation

By:	/s/ Patrick F. O’Neal

Name: Patrick F. O’Neal

Title: President & CEO